UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 13, 2009

UNITED FINANCIAL BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52947	74-3242562
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

95 Elm Street, West Springfield, Massachusetts		01089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (413) 787-1700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ X ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

United Financial Bancorp, Inc. (“United”) announced on May 13, 2009, that it has delivered a Superior Proposal letter to the Board of Directors of CNB Financial Corp. (“CNB”).  In the letter, United proposes to acquire CNB in a transaction whereby each share of CNB would be converted into the right to receive consideration of $10.00 per share, or approximately $22.8 million in the aggregate based on 2,283,208 CNB shares outstanding.  United’s offer is a superior proposal in that it represents  117%  of CNB’s tangible book value and a 17% premium over the value represented by CNB’s current proposal to be acquired by Berkshire Hills Bancorp, Inc.  The letter states that United’s offer represents maximum investment flexibility to CNB’s shareholders in that United would permit CNB shareholders to choose between stock and cash, so long as the total cash consideration paid by United did not exceed 50% of the total consideration paid.  United proposes to execute with CNB substantially the same Agreement and Plan of Merger that CNB currently has in place, with appropriate changes for price per share and form of consideration consistent with the terms stated above, after a short period to update its due diligence of CNB.  United’s offer does not require any external financing. United’s offer will expire at noon, May 20, 2009.

A copy of the Press Release and the letter are attached to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference. The description of the letter and the transactions contemplated thereby are not complete and are qualified in their entirety by reference to the letter.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
Exhibit 99.1	Press Release, dated May 13, 2009, entitled “United Financial Bancorp, Inc. Submits Offer to Acquire CNB Financial Corp. of Worcester, MA at $10.00 per share,” dated as of May 13, 2009
Exhibit 99.2	Letter to CNB Financial Corp. dated May 12, 2009.

EXHIBIT INDEX

Exhibit	Description
Exhibit 99.1	Press Release, dated May 13, 2009, entitled “United Financial Bancorp, Inc. Submits Offer to Acquire CNB Financial Corp. of Worcester, MA at $10.00 per share,” dated as of May 13, 2009
Exhibit 99.2	Letter to CNB Financial Corp. dated May 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED FINANCIAL BANCORP, INC.

DATE: May 13, 2009	By:	/s/ Richard B. Collins
Richard B. Collins
President and Chief Executive Officer